UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2010

Enable Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50995	52-2372260
(Commission File Number)	(IRS Employer
Identification No.)

1140 W. Thorndale Avenue
Itasca, Illinois 60143-1335
(Address of Principal Executive Offices)  (Zip Code)

(773) 272-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligationor an Obligation under an Off-Balance Sheet Arrangement.

On September 9, 2010, Enable Holdings, Inc. (the “Company”) received notice of an event of default under an 18% Senior Secured Debenture (the “18% Debenture”) issued by the Company October 16, 2008.  The notice stated that the Company was in default for (i) failure to make a timely quarterly interest payment due on June 30, 2010, and (ii) negotiating with creditors with a view toward arranging a restructuring of the debts of the Company (the “Events of Default”).  The Events of Default triggered an event of default under the 12% Senior Secured Debentures (the “12% Debentures,” together with the 18% Debenture, the “Debentures”) issued on or about April 29, 2009, pursuant to a cross default provision in the Intercreditor Agreement dated April 28, 2009, between each holder of an 18% Debenture and each holder of a 12% Debenture (collectively, the “Secured Parties”) and the Company, whereby an event of default under the 18% Debenture constitutes an event of default under the 12% Debentures (the “Cross Default”).

As a result of the Event of Default and the Cross Default, the Secured Parties have accelerated the outstanding principal amount of all of the Debentures, plus all accrued and unpaid interest and any other amounts owing, with such amounts being immediately due and payable in cash, payable no later than September 14, 2010.  The total amount due under the Debentures is approximately $1.7 million.

Item 9.01	Financial Statements and Exhibits.

(a)        Financial Statements:  None.

(b)        Pro Forma Financial Information:  None.

(c)        Shell Company Transactions:  None.

(d)        Exhibits:  None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 13, 2010

ENABLE HOLDINGS, INC.

By	/s/ Miguel A. Martinez, Jr.
Miguel A. Martinez, Jr.
Chief Financial Officer